                                                                    EXHIBIT 99.2

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

                        10/31/03       11/30/03      12/31/03       01/31/04       02/29/04      03/31/04
                        --------       --------      --------       --------       --------      --------
Cooper Industries         4-6%           6-8%           6%            4-6%           7-9%           11%
Electrical Products       1-3%           3-5%           4%            3-5%           6-8%           11%
Tools & Hardware         20-22%         21-23%          13%           8-10%         13-15%          13%

OBSERVATIONS ON RECENT SALES TRENDS FOR THE THREE MONTHS ENDED MARCH 31, 2004.

COOPER INDUSTRIES

Sales for the three months ended March 31, 2004 increased 11% compared with last year. Translation positively impacted revenues by 3%.

ELECTRICAL PRODUCTS

Sales for the three months ended March 31, 2004 increased 11% compared with last year.

      - Continued strength in residential construction activity and strengthening industrial markets have led to increased sales of hazardous duty electrical construction materials, circuit protection and support system products.

      - A growing recovery in electronics markets has led to increased sales of circuit protection components.

      - Increased maintenance spending by utilities resulted in revenue gains for power transmission and distribution equipment products.

      - European lighting and security sales increased as a result of new product introductions and new market penetration of European industrial markets.

      - Retail channel sales were strong, particularly for lighting fixtures and wiring devices.

      -     Translation benefited revenues by 3%.

TOOLS AND HARDWARE

Sales for the three months ended March 31, 2004 improved 13% compared with last year.

      - Overall power tool sales were up, reflecting higher shipments of industrial power tools, partially offset by lower shipments of assembly equipment.

      - Sales of hand tools improved, reflecting new product introductions, better retail channel sales and recovering electronic markets.

      -     Translation positively impacted revenues by 6%.

NOTE: INCLUDES IMPACTS OF ACQUISITIONS AND DIVESTITURES, WHEN APPLICABLE.